Internal Revenue Service                          Department of the Treasury

Index Number: 0368.03-00; 0368.13-00              Washington, DC 20224

Donald C. Burke, Vice President/Treasurer         Person to Contact:
Merrill Lynch Convertible Fund, Inc.              Paula Hu-Pitzer, ID# 50-03517
800 Scudders Mill Road                            Telephone Number:
Plainsboro, NJ 08536                              (202) 622-7550
                                                  Refer Reply To:
                                                  CC:CORP:B05 - PLR-109772-00
                                                  Date:
                                                  August 22, 2000


Acquiring            =      Merrill Lynch Capital Fund, Inc.
                            a Maryland corporation
                            EIN:  13-2757134

Target               =      Merrill Lynch Convertible Fund, Inc.
                            a Maryland corporation
                            EIN:  13-3274981


State A              =      Maryland

Dear Mr. Burke:

      This letter responds to your representative's May 5, 2000, request for rulings on the federal income tax consequences of a proposed transaction. Additional information was submitted in a letter dated August 8, 2000. The information submitted for consideration is summarized below.

      Acquiring is organized under the laws of State A and operates as a diversified open-end management company. Acquiring has elected to be taxed as a regulated investment company ("RIC") under ss.ss. 851-855 of the Internal Revenue Code.

      Target is organized under the laws of State A and operates as a non-diversified open-end management company. Target has elected to be taxed as a RIC under ss.ss. 851-855.

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      Acquiring and Target each offers four classes of shares (Class A, Class B,
Class C and Class D) with identical rights and fees with respect to each class. Each of Acquiring and Target is widely held. Both file their income tax returns based on the accrual method of accounting. Each of Acquiring and Target is registered under the Investment Company Act of 1940.

      The directors of Acquiring and Target have approved a plan of reorganization for what is represented to be valid business reasons. Pursuant to the plan, the following transaction is proposed (the "Transaction"):

      (1) Target will transfer all of its assets and liabilities to Acquiring in exchange for equal value of newly issued Acquiring Class A, Class B, Class C and Class D shares. The total value of the newly issued shares received by Target shareholders will represent less then 50% of the value of Acquiring after the Transaction.

      (2) Target will liquidate and distribute to its shareholders all of the Acquiring stock received in the exchange. Each Target shareholder will receive, on a pro rata basis, shares of the class of Acquiring stock with the same class designation and respective rights as the Target stock held by such shareholder immediately prior to the Transfer.

      (3) Target will dissolve in accordance with the laws of State A and will terminate its registration under the 1940 Act.

      (4) Acquiring may sell up to 66% of the assets received in the Transaction to unrelated purchasers and will reinvest any proceeds consistent with its investment objectives and policies.

      The following representations have been made in connection with the
Transaction:

      (a) The fair market value of the Acquiring stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in the exchange.

      (b) Acquiring will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target immediately prior to the Transaction. For purposes of this representation, amounts paid by Target to shareholders who receive cash or other property, amounts used by Target to pay its reorganization expenses, and all redemptions and distributions (except for redemptions in the ordinary course of Target's business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to a

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PLR-109772-00

            demand of a shareholder and regular, normal dividends) made by Target immediately preceding the transfer will be included as assets of Target held immediately prior to the Transaction. There will be no payments to dissenters.

      (c) Acquiring has no plan or intention to reacquire any of its stock issued in the Transaction except in connection with its legal obligations under section 22(e) of the 1940 Act.

      (d) After the Transaction, Acquiring will use the assets acquired from Target in its business, except that a portion of these assets may be sold or otherwise disposed of in the ordinary course of Acquiring's business. Any proceeds will be invested in accordance with Acquiring's investment objectives. Acquiring has no plan or intention to sell or dispose of any of the assets of Target acquired in the Transaction, except for dispositions made in the ordinary course of business.

      (e) Target will distribute to its shareholders the stock of Acquiring it receives pursuant to the plan of reorganization.

      (f) The liabilities of Target assumed by Acquiring and any liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

      (g) Following the Transaction, Acquiring will continue the historic business of Target or use a significant portion of Target's historic business assets in the continuing business.

      (h) Acquiring, Target, and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the Transaction.

      (i) There is no intercorporate indebtedness existing between Target and Acquiring that was issued, acquired or will be settled at a discount.

      (j) Acquiring and Target each meets the requirements of a regulated investment company as defined in ss. 368(a)(2)(F).

      (k) Acquiring does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Target.

      (l) The fair market value of the assets of Target transferred to Acquiring will equal or exceed the sum of the liabilities assumed by Acquiring, plus the amount of liabilities, if any, to which the transferred assets are subject.

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PLR-109772-00

      (m) Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of ss. 368(a)(3)(A).

      (n) Target and Acquiring have elected to be taxed as RICs under ss. 851 and, for all of their taxable periods (including Target's last short taxable period ending on the date of the Transaction), have qualified for the special tax treatment afforded RICs under the Internal Revenue Code. After the Transaction, Acquiring intends to continue to so qualify.

      (o) There is no plan or intention for Acquiring (the issuing corporation as defined in ss. 1.368-1(b)), or any person related (as defined in ss. 1.368-1(e)(3)) to Acquiring, to acquire, during the five year period beginning on the date of the Transaction, with consideration other than Acquiring stock, Acquiring stock furnished in exchange for a proprietary interest in Target in the Transaction, either directly or through any transaction, agreement, or arrangement with any other person, except for redemptions in the ordinary course of Acquiring's business as an open-end investment company as required under Section 22(e) of the Investment Company Act of 1940, as amended ("1940 Act").

      (p)   During the five year period ending on the date of the Transaction,
            (i) neither Acquiring, nor any person related (as defined in ss. 1.368-1(e)(3)) to Acquiring, will have acquired Target stock with consideration other than Acquiring stock, (ii) neither Target, nor any person related (as defined in ss. 1.368-1(e)(3) without regard to ss. 1.368-1(e)(3)(i)(A)) to Target, will have acquired Target stock with consideration other than Acquiring stock or Target stock, and (iii) no distributions will have been made with respect to Target stock except for redemptions in the ordinary course of Target's business as an open-end investment company as required under ss. 22(e) of the 1940 Act of 1940; and (iii) no distributions will have been made with respect to Target stock (other than regular, normal dividend distributions made pursuant to Target's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for (a) cash paid to dissenters and (b) distributions described in ss.ss. 852 and 4982, as required for Target's tax treatment as a RIC.

      (q) The aggregate value of the acquisitions, redemptions, and distributions described in paragraphs (o) and (p) above will not exceed 50 percent of the value (without giving effect to the acquisitions, redemptions, and distributions) of the proprietary interest in Target on the effective date of the Transaction.

Based solely on the information submitted and on the representations set forth

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PLR-109772-00

above, we hold as follows:

      (1) The acquisition by Acquiring of substantially all of the assets of Target in exchange for voting stock of Acquiring and Acquiring's assumption of Target's liabilities, followed by the distribution by Target to its shareholders of Acquiring stock and any remaining assets, in complete liquidation, will qualify as a reorganization within the meaning of ss. 368(a)(1)(C). Target and Acquiring will each be a "party to a reorganization" within the meaning of ss. 368(b).

      (2) Target will recognize no gain or loss upon the transfer of substantially all of its assets to Acquiring in exchange for voting stock of Acquiring and Acquiring's assumption of Target's liabilities or upon the distribution of the Acquiring stock to the Target shareholders (ss.ss. 361(a) and (c) and 357(a)).

      (3) Acquiring will recognize no gain or loss on the receipt of the assets of Target in exchange for voting stock of Acquiring (ss. 1032(a)).

      (4) The basis of Target's assets in the hands of Acquiring will be the same as the basis of those assets in the hands of Target immediately prior to the Transaction (ss. 362(b)).

      (5) Acquiring's holding period for the Target assets acquired will include the period during which such assets were held by Target (ss. 1223(2)).

      (6) The Target shareholders will recognize no gain or loss on the receipt of voting stock of Acquiring solely in exchange for their Target stock (including fractional shares to which they may be entitled) (ss.354(a)(1)).

      (7) The basis of the Acquiring stock received by the Target shareholders will be the same as the basis of the Target stock surrendered in exchange therefor (ss. 358(a)(1)).

      (8) The holding period of the Acquiring stock received by the Target shareholders in exchange for their Target stock (including fractional shares to which they may be entitled) will include the period that the shareholder held the Target stock exchanged therefor, provided that the shareholder held such stock as a capital asset on the date of the exchange (ss.1223(1)).

      (9) Pursuant to ss. 381(a) and ss. 1.381(a)-1, the tax year of Target will end on the effective date of the Transaction and Acquiring will succeed to and take into account the items of Target described in ss. 381(c), subject to the provisions and limitations specified in ss.ss. 381, 382, 383, and 384, and the

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PLR-109772-00

            regulations thereunder.

      No opinion is expressed about the tax treatment of the Transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions that are not specifically covered by the above rulings. Specifically, no opinion was requested, and none is expressed, about whether Acquiring or Target qualify as a RIC that is taxable under Subchapter M, Part 1 of the Code.

      The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

      This ruling is directed only to the taxpayer(s) requesting it. Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.

      In accordance with the Power of Attorney on file with this office, a copy of this letter is being sent to your authorized representative.

      A copy of this letter must be attached to any income tax return to which it is relevant.

                                Sincerely yours,

                                Associate Chief Counsel (Corporate)


                                By /s/ Debra Carlisle
                                  ------------------------------
                                  Debra Carlisle
                                  Chief, Branch 5